UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 21, 2015

West Texas Resources, Inc.

(Exact name of registrant as specified in its charter)

Nevada	333-178437	99-0365272
(State or Other Jurisdiction	(Commission File	(I.R.S. Employer
of Incorporation)	Number)	Identification Number)

5729 Lebanon Road, Suite 144

Frisco, Texas  75034

(Address of principal executive offices) (zip code)

(972) 712-2154

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 21, 2015, the board of directors of West Texas Resources, Inc. (the “Company”) appointed Paul Brogan to the Company’s board of directors to serve as a director of the Company until the next annual meeting of the stockholders of the Company and until his successor is elected and qualified or until his earlier resignation or removal.

Since January 2015, Mr. Brogan has served as president of C-Bond Systems, LLC, a Houston based business co-founded by Mr. Brogan engaged in development of technologies designed to significantly strengthen glass, increase glass flexibility and enhance the adhesion of glass-to-window film products. From January 2010 to December 2014, Mr. Brogan served as president and chief executive officer of Wintec Security, Inc., a Houston based business engaged in the business of security products.

Mr. Brogan has over 30 years of experience in the oil and gas industry. From 1999 to 2010, Mr. Brogan served as president of LEXCO Energy Corporation, a Houston based oil and Gas Company. From 1998 to 1999, Mr. Brogan served on the advisory staff of R.A. Lenser and Associates, a petroleum engineering and geological consulting firm specializing in comprehensive oil and gas reserve reports, geological studies and 3-D seismic interpretation. From January 2000 to 2003, Mr. Brogan served as an advisor to the Venezuelan Ministry of Energy and Mines. From 1992 through 1998, Mr. Brogan was vice president of Rosneftegazstroy International, the former Ministry of Oil, Gas and Construction in Russia. Mr. Brogan initially started in the oil business in 1973 with Green Head Supply Company, a major supplier of oil and gas equipment, serving in the capacity of vice president responsible for financial planning, negotiations, marketing and public relations.

Mr. Brogan received a degree in Business Management from Oklahoma City University in 1970.

In connection with Mr. Brogan’s appointment to the board, the Company granted Mr. Brogan an option to purchase 200,000 shares of common stock, at an exercise price of $0.50 per share, over a five year period from the date of grant. The option was granted under the Company’s 2011 Stock Incentive Plan and vests in equal one-third installments commending on the date of grant and each of the first two anniversaries of the date of grant.

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SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEST TEXAS RESOURCES, INC.

April 22, 2015	By:	/s/ John D. Kerr
John D. Kerr
Chief Financial Officer

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